Exhibit 99.1

Contacts: Alnylam Pharmaceuticals, Inc.
Christine Akinc (Investors and Media) +1-617-682-4340 Josh Brodsky (Investors) +1-617-551-8276

Alnylam Announces Promotion of Pushkal Garg to Chief Research and Development Officer

− R&D Organization Positioned to Deliver Next Wave of Transformative RNAi Therapeutics –

− Goal of Delivering RNAi Therapeutics to All Major Tissues by 2030 –

CAMBRIDGE, Mass. – June 18, 2025 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNA interference (RNAi) therapeutics company, today announced that Pushkal Garg, M.D., has been appointed Executive Vice President, Chief Research and Development Officer to oversee an integrated R&D organization. Building on the launch of AMVUTTRA® in transthyretin amyloidosis with cardiomyopathy (ATTR-CM), Alnylam is entering a new phase of growth, and a combined R&D organization will accelerate pipeline progress by fostering earlier collaboration, faster decision-making, and more agile responses to both scientific opportunity and patient need.

“I could not be more excited for Pushkal to take the helm of the combined R&D organization, given his strategic vision, operational excellence and impressive track record building and steering an industry-leading, innovative drug development organization that has delivered a new class of medicines to the world,” said Yvonne Greenstreet, M.D., Chief Executive Officer of Alnylam. “In recent years, we’ve made remarkable progress across all facets of our innovation engine, achieving numerous drug approvals and positive Phase 3 readouts, and rapidly increasing the size of our clinical pipeline. As our science has advanced, so has the need for tighter alignment across Research and Development to ensure that we continue to scale our impact and transform the lives of patients across a growing number of diseases.”

“As we begin this exciting new chapter, I am energized about what lies ahead for Alnylam R&D and for patients,” said Dr. Garg. “I believe we are just beginning to scratch the surface of what RNAi therapeutics can do to improve human health. Our ambition is to deliver RNAi therapeutics to every major tissue in the body and thereby address many additional diseases that lack effective treatments. It’s a privilege for me to have the opportunity to work with and lead an integrated R&D organization that has already validated a new class of medicines so that we can imagine the next generation of treatments, drive them from the lab to approval, and help patients live healthier lives.”

Dr. Garg joined Alnylam in 2014 to build and lead the Company’s Development group. He previously held leadership roles at Bristol-Myers Squibb and Millennium Pharmaceuticals. He received a B.A. with high honors in Biochemistry from the University of California, Berkeley, and an M.D. from the University of California, San Francisco (UCSF). He completed residency training in Internal Medicine at UCSF, was a fellow in the Robert Wood Johnson Clinical Scholars Program at Johns Hopkins University, and served on the faculty of Harvard Medical School and the Brigham & Women’s Hospital in Boston prior to joining the industry.

About RNAi Therapeutics
RNAi (RNA interference) is a natural cellular process of gene silencing that represents one of the most promising and rapidly advancing frontiers in biology and drug development today. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. By harnessing the natural biological process of RNAi occurring in our cells, a new class of medicines known as RNAi therapeutics is now a reality. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, function upstream of today’s medicines by potently silencing messenger RNA (mRNA) – the genetic precursors that encode for disease-causing or disease pathway proteins – thus preventing them from being made. This is a revolutionary approach with the potential to transform the care of patients with genetic and other diseases.

About Alnylam Pharmaceuticals
Alnylam (Nasdaq: ALNY) has led the translation of RNA interference (RNAi) into a whole new class of innovative medicines with the potential to transform the lives of people afflicted with rare and prevalent diseases with unmet need. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach yielding transformative medicines. Since its founding in 2002, Alnylam has led the RNAi Revolution and continues to deliver on a bold vision to turn scientific possibility into reality. Alnylam has a deep pipeline of investigational medicines, including multiple product candidates that are in late-stage development. Alnylam is executing on its “Alnylam P5x25” strategy to deliver transformative medicines in both rare and common diseases benefiting patients around the world through sustainable innovation and exceptional financial performance, resulting in a leading biotech profile. Alnylam is headquartered in Cambridge, MA.

Alnylam Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical statements of fact regarding Alnylam’s expectations, beliefs, goals, plans or prospects including, without limitation, Alnylam’s expectation that a combined R&D organization will accelerate pipeline progress; Alnylam’s ability to scale its impact and transform the lives of patients across a growing number of diseases; the potential for RNAi therapeutics to improve human health; Alnylam’s ability to deliver RNAi therapeutics to every major tissue in the body and to address many additional diseases that lack effective treatments; and Alnylam’s ability to imagine the next generation of treatments, achieve regulatory approval for additional treatments and to help patients live healthier lives should be considered forward-looking statements. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation, risks and uncertainties relating to: Alnylam’s ability to successfully execute on its “Alnylam P5x25” strategy; Alnylam’s ability to successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for Alnylam’s product candidates; actions or advice of regulatory agencies and Alnylam’s ability to obtain regulatory approval for its product candidates, as well as favorable pricing and reimbursement; successfully launching, marketing and selling Alnylam’s approved products globally; and any delays, interruptions or failures in the manufacture and supply of Alnylam’s product candidates or its marketed products; as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), as may be updated from time to time in Alnylam’s subsequent Quarterly Reports on Form 10-Q and in its other SEC filings. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.